CONTACT:	Michael H. McLamb Chief Financial Officer Abbey Heimensen Public Relations MarineMax, Inc. 727/531-1700	Brad Cohen ICR, Inc. 203/682-8211 bcohen@icrinc.com

MARINEMAX REPORTS FIRST QUARTER 2013 RESULTS

~ Same-store Sales Growth Exceeds 8% ~

CLEARWATER, FL, January 29, 2013 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its first fiscal quarter ended December 31, 2012.

Revenue grew approximately 8% to $99.1 million for the quarter ended December 31, 2012 compared with $91.8 million for the quarter ended December 31, 2011. Same-store sales grew more than 8% compared to a 2.0% increase in the same period last year. The Company’s net loss for the first quarter ended December 31, 2012 was $4.16 million, or $0.18 per share, compared with a net loss of $4.21 million, or $0.19 per share, for the comparable quarter last year.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated “The fact that our team produced positive same-store sales growth, while also producing slightly better bottom line results, represents a significant effort by the entire organization. Our team overcame the ongoing economic challenges, exacerbated by the fiscal cliff discussions and the uncertainty surrounding the Presidential election. This was compounded by the devastation resulting from Hurricane Sandy. The storm caused certain of our Northeastern stores to focus on protecting and recovering boats and restoring our facilities rather than on selling boats.”

Mr. McGill continued, “Entering what historically has been the busiest selling season for MarineMax, we are well positioned with our inventory at appropriate levels. We remain encouraged by positive industry fundamentals that seem to indicate the industry is in the early stage of a recovery, which is further supported by the solid interest around the country during the early boat show season. Our team is committed to capturing additional market share, and given our more efficient operating structure, we would expect to see improved leverage to our bottom line as we move through the balance of our fiscal year.”

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About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Azimut Yachts, Grady-White, Bayliner, Harris FloteBote, Crest, Scout, Mako, Sailfish, Nautique and Malibu, MarineMax sells new and used recreational boats and related marine products and provides yacht brokerage and charter services. MarineMax currently has 52 retail locations in Alabama, Arizona, California, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, Tennessee, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s belief that the Company is well positioned; that the Company’s inventory is at appropriate levels; that the industry fundamentals are positive, that the industry is in the early stage of a recovery; that there is solid interest around the country during the early boat show season; and that the Company’s operating structure is more efficient and will result in improved leverage to its bottom line. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

Three Months Ended December 31,
	2012	2011
Revenue	$99,051	$91,787
Cost of sales	72,773	66,213

Gross profit	26,278	25,574
Selling, general, and
administrative expenses	29,443	28,570

Loss from operations	(3,165)	(2,996)
Interest expense	997	1,217

Loss before income tax benefit	(4,162)	(4,213)
Income tax benefit	—	—

Net loss	$(4,162)	$(4,213)

Basic and diluted net loss per common
share	$(0.18)	$(0.19)

Weighted average number of common
shares used in computing net loss per
common share:
Basic and diluted	22,955,715	22,592,370

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	December 31,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,393	$13,804
Accounts receivable, net	13,513	15,694
Inventories, net	226,812	224,714
Prepaid expenses and other current assets	4,712	4,259

Total current assets	260,430	258,471
Property and equipment, net	98,870	101,652
Other long-term assets, net	3,953	2,979

Total assets	$363,253	$363,102

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,782	$5,170
Customer deposits	13,820	8,436
Accrued expenses	20,248	21,783
Short-term borrowings	123,366	130,235

Total current liabilities	163,216	165,624
Long-term liabilities	1,853	5,316

Total liabilities	165,069	170,940
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	24	23
Additional paid-in capital	217,287	212,416
Accumulated deficit	(3,317)	(4,467)
Treasury stock	(15,810)	(15,810)

Total stockholders’ equity	198,184	192,162

Total liabilities and stockholders’ equity	$363,253	$363,102